UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
        ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2008, Pomeroy IT Solutions, Inc. (the “Company”) announced that it has accepted the resignation of Kevin G. Gregory as its Chief Financial Officer, which will become effective July 31, 2008.   Incident to Mr. Gregory leaving the Company on July 31, 2008, the Company will appoint Craig Propst, the Company’s Vice President and Treasurer, as interim Chief Financial Officer and he will be given the opportunity to assume this role on a permanent basis.

Mr. Propst, 46, has served as the Company’s Vice President and Treasurer since March 2008 and has been responsible for the financial areas of cash management, treasury, and financial planning and analysis. Mr. Propst was previously employed by Software Spectrum, a global software reseller with over two billion dollars in annual sales, where he served as Vice President of Finance Europe, Middle East and Africa during his three year tenure.  Before joining Software Spectrum, Mr. Propst served in multiple financial and operational roles for i2Technologies, a global supply chain software company in Dallas, Texas over a period of four years.  Prior to that, he served as treasurer for Opel Master Lease, a full service automobile leasing subsidiary of General Motors in Ruesselsheim, Germany.   Mr. Propst was an active duty Intelligence Officer in the US Air Force for nine (9) years.  He is a 1983 graduate of the United States Air Force Academy, obtained a Master of Arts in East European Studies from United States Naval Post Graduate School and holds MBA degrees in Finance from the University of Texas at Austin and in International Corporate Finance from Koblenz School of Corporate Management in Koblenz, Germany.

The press release is included as Exhibit 99.1 to this report and incorporated by reference in its entirety into this Item 5.02.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

99.1	Press release, dated July 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: July 18, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer